Exhibit 1.1

« TERNIUM S.A.»

société anonyme holding

L u x e m b o u r g

R.C.S. Luxembourg, section B numéro 98 668

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STATUTS COORDONNES à la date du 17 mars 2006.

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Title I. Name and Legal Structure, Corporate Purpose,

Registered Office, Duration

Art. 1. Name and Legal Structure.

TERNIUM S.A. is a société anonyme holding, governed by these Articles of Association and by the laws and regulations of the Grand Duchy of Luxembourg governing business corporations and holding companies, and more specifically by the laws of August 10, 1915 and July 31, 1929, as amended.

Art. 2. Corporate Purpose.

The Company’s corporate purpose is the conduct of the business directly or indirectly related to the taking of interests, in any form whatsoever, in Luxembourg or foreign corporations or other business entities, and the administration, management, control and development thereof.

The Company may use its resources to acquire, organize, manage, enhance in value and liquidate all or any part of a portfolio consisting of any kind of securities, patents and pertaining licenses, to participate in the establishment, development and control of any business entity, to acquire by way of capital contribution, subscription, underwriting, option, purchase or in any manner whatsoever any kind of securities, patents and pertaining licenses as well as to sell, transfer, exchange or otherwise, to enhance in value such securities, patents and rights through any person and in any manner whatsoever, and to render every assistance, whether of financial nature or not, such as, without limitation, the granting of loans, advances or guarantees to those business entities in which it has a direct or indirect interest.

The Company may raise monies in order to finance its activities through loans, notes, bonds, debentures or other debt or equity instruments or certificates denominated in any currency, and may also pledge all or any part of its assets to secure any monies so raised.

In general, the Company may take any controlling and supervisory measures and carry out any operations which it may deem appropriate or necessary for the accomplishment of its corporate object, always within the limits established by the law of July 31, 1929 as amended.

Art. 3. Registered Office.

The registered office of the Company is established in Luxembourg-City, Grand Duchy of Luxembourg.

The location of the Company’s registered office may be changed within the same jurisdiction by decision of the Board of Directors.

The Board of Directors may establish branches or offices abroad.

Whenever there shall occur or be imminent extraordinary political, economic or social developments of any kind likely to jeopardize the normal functioning of the registered office or easy communication between such office and persons abroad, the registered office may be declared temporarily, and until the complete termination of such unusual conditions, transferred abroad; such temporary measures shall have no effect on the nationality of the Company, which, notwithstanding such temporary transfer of the registered office, shall remain a Luxembourg company. Such declaration of transfer of the registered office shall be made and brought to the knowledge of third parties by the Board of Directors or any person who has been delegated the day-to-day management of the Company.

Art. 4. Duration. The Company shall be established for an unlimited duration.

Title II. Share Capital

Art. 5. Share Capital.

5.1 The share capital of the Company is set at two billion four million seven hundred and forty three thousand four hundred and forty two United States Dollars (USD 2,004,743,442) represented by two billion four million seven hundred and forty three thousand four hundred and forty two (2,004,743,442) shares with a par value of one dollar of the United States of America (USD 1) per share.

5.2 (i) The Company’s authorized share capital shall be three billion five hundred million US dollars (USD 3,500,000,000), including the issued share capital, represented by three billion five hundred million (3,500,000,000) shares with a par value of one US dollar (USD 1) per share. The Company’s authorized share capital (and any authorization granted to the Board of Directors in relation thereto) shall be valid from 17th June 2005 until the fifth anniversary of the date of publication of the deed of the extraordinary General Shareholders’ Meeting held on 17th June 2005 in the Mémorial.

(ii) The Board of Directors, or any delegate(s) duly appointed by the Board of Directors, may from time to time issue shares within the limits of the authorized share capital against contributions in cash, contributions in kind or by way of incorporation of available reserves at such times and on such terms and conditions, including the issue price, as the Board of Directors or its delegate(s) may in its or their discretion resolve.

The General Shareholder’s Meeting has authorized the Board of Directors to waive, suppress or limit any pre-emptive subscription rights of shareholders provided for by law to the extent it deems such waiver, suppression or limitation advisable for any issue or issues of shares within the authorized share capital

(iii) Notwithstanding the authorization to the Board of Directors to suppress, limit or waive any pre-emptive subscription rights provided for by law under (ii) above, if and from the date the shares of the Company are listed on a regulated market (and only for as long as they are so listed), any issuance of shares for cash within the limits of the authorized share capital shall be subject by provision of these articles of association to the pre-emptive subscription rights of the then existing shareholders, except in the following cases (in which cases no pre-emptive rights shall apply):

(a) any issuance of shares for, within, in conjunction with or related to, an initial public offering of the shares of the Company on one or more regulated markets (in one or more instances); and

(b) any issuance of shares against a contribution other than in cash; and

(c) any issuance of shares upon conversion of convertible bonds or other instruments convertible into shares of the Company; provided, however, that the pre-emptive subscription rights of the then existing shareholders shall apply by provision of these Articles in connection with any issuance of convertible bonds or other instruments convertible into shares of the Company for cash; and

(d) any issuance of shares (including by way of free shares or at discount), up to an amount of 1.5% of the issued share capital of the Company, to directors, officers, agents, employees of the Company, its direct or indirect subsidiaries, or its Affiliates (the “Beneficiaries”), including without limitation the direct issue of shares or upon the exercise of options, rights convertible into shares, or similar instruments convertible or exchangeable into shares issued for the purpose of compensation or incentive of the Beneficiaries or in relation thereto (which the Board of Directors is authorized to issue upon such terms and conditions as it deems fit).

5.3. Any issue of shares within the authorized share capital must be recorded by notarial deed and this Article 5 must be amended accordingly.

5.4. The Company’s issued and authorized share capital may be each increased or reduced by decision of the General Shareholders’ Meeting, whose resolutions must be taken in the manner and with the majorities required for the amendment of these Articles of Association;

5.5. The Company may repurchase its own shares in the cases and subject to the conditions set by the law of 10th August 1915, as amended.

Art. 6. Shares.

The shares shall be in registered form only. The Board of Directors may issue registered share certificates.

Shares shall be issued with serial numbers; provided, however, that shares may be entered without serial numbers into fungible securities accounts with financial institutions or other professional depositaries. Shares held in deposit or on an account with such financial institution or professional depositary shall be recorded in an account opened in the name of the depositor and may be transferred from one account to another, whether such account is held by the same or a different financial institution or depositary. The depositor whose shares are held through such fungible securities accounts shall have the same rights and obligations as if his shares were recorded in the share register of the Company.

Those shares that are registered in the share register and which are not held through fungible securities accounts, shall be transferred by a written declaration of transfer signed by the transferor and the transferee or by their attorneys. Such declaration of transfer shall be registered in the share register. The Board of Directors may accept and enter in the register a transfer on the basis of any appropriate document(s) recording the transfer between the transferor and the transferee.

Each share entitles the holder thereof to cast one vote at any General Shareholders’ Meeting. For the exercise of rights against it as well as for the exercise of rights to vote at General Shareholders’ Meetings and all rights conferred upon the shareholders, the Company shall recognize only one single owner per share. If there are several owners of a share, the Company shall be entitled to suspend the exercise of the rights attached thereto until one person is appointed as sole owner of such share with regard to the Company or until a single representative of the owners representing them towards the Company has been appointed.

The rights and obligations attached to any share shall pass to any transferee thereof.

All communications and notices to be given to a registered shareholder shall be deemed validly made to the latest address communicated by the shareholder to the Company.

Title III – Management, Supervision

Art. 7. Board of Directors.

The Company shall be managed by a Board of Directors consisting of a minimum of three (3) members and a maximum of fifteen (15) members appointed by the General Shareholders’ Meeting; provided, however, that in case the shares of the Company are listed on a regulated market, the minimum number of directors shall be five (5). The terms of their office may not exceed one (1) year, and they may be reappointed and dismissed at any time, with or without cause.

In the case of a vacancy occurring in the Board of Directors, the remaining directors shall have the right to temporarily fill such vacancy by the affirmative vote of a majority of the remaining directors. The term of a temporary director elected to fill a vacancy shall expire at the end of the term of office of the replaced director, provided, however, that the next Shareholders’ Meeting shall be called upon to proceed with the definitive election of any temporary member of the Board of Directors so elected.

Art. 8. Procedure.

The Board of Directors shall elect a chairperson from among its members and, if considered appropriate, one or several vice-chairpersons. The Board of Directors shall determine their periods of office, which may not exceed those of their appointments as directors..

The Board of Directors shall meet as often as required by the interests of the Company, and at least four (4) times per year, upon notice by the chairperson or by two (2) directors, either at the registered office or at any other place indicated in the notice. These meetings will be presided over by the chairperson or, if the latter is prevented from attending, by the (any) vice-chairperson or any director chosen among his colleagues to preside over the meeting.

The Board of Directors may validly deliberate and act only if a majority of its members in office are present in person or by proxy.

Board of Directors’ meetings may be validly held at any time by means of telephonic conference call, videoconference or any other means allowing for the participation, interaction and intercommunication of the attending directors.

Any director may give a proxy in writing, telegram, facsimile or e-mail to one of his or her colleagues on the Board of Directors to represent him or her at the Board of Directors’ meetings and to vote in his or her place and stead.

All decisions shall be taken by a majority of votes present or represented; in case of a tie the chairperson has a casting vote.

Written decisions, which may be taken in all circumstances, signed by all the directors are proper and valid as though they had been taken at a duly convened and held Board of Directors’ meeting. Such a decision can be documented by several separate instruments having the same tenor, each signed by one or more directors.

The Board of Directors may appoint a secretary and one or more assistant secretaries and determine their responsibilities, powers and authorities. The secretary and assistant secretaries need not be members of the Board of Directors.

Art. 9. Minutes of the Board of Directors.

The proceedings of the Board of Directors shall be set forth in minutes signed by the chairperson of the meeting and the secretary, or by the majority of persons present at the meeting.

Copies of these minutes, or excerpts thereof, as well as any other document of the Company, shall be certified by two (2) directors or by any of the secretary or any assistant secretary to the Board of Directors.

Art. 10. Powers; Binding Signature.

10.1. (i) The Board of Directors is vested with the broadest powers to act on behalf of the Company and accomplish or authorize all acts and transactions of management and disposal which are within its corporate purpose and which are not specifically reserved to the General Shareholders’ Meeting.

(ii) The Board of Directors is vested with the power to interpret and apply the present Articles of Association and to issue guidelines and rules for that purpose.

(iii) Within the limits of applicable law and subject to clause 10.1(iv) hereafter, the Board of Directors may:

(a) delegate to one or more persons, whether or not members of the Board of Directors, the Company’s day-to-day management and the authority to represent the Company; provided, however, that the delegation of the Company’s day-to-day management and representation authority to a member of the Board of Directors shall be subject to the prior authorization by the General Shareholders’ Meeting.

(b) delegate to one or more persons, whether or not members of the Board of Directors, the powers necessary to carry out its decisions.

(c) confer to one or more persons, whether or not members of the Board of Directors, the powers deemed to be appropriate for the general technical, administrative and commercial management of the Company;

(d) constitute and determine the responsibilities, powers and authority of any committee of the Board of Directors (including without limitation an Audit Committee), the members of which may be selected either from among the Directors or outside thereof.

The Board of Directors may authorize all substitutions in the responsibilities, powers and authorities it may confer or has conferred.

(iv) In case (and for as long as) the shares of the Company are listed on one or more regulated markets, the approval of Material Transactions with Related Parties may not be delegated by the Board of Directors and the favorable opinion of, or a declaration of non-objection by, the Audit Committee on such Material Transactions shall be required for their approval by the Board of Directors; provided, however, that the implementation of any Material Transaction with a Related Party so approved may be delegated in accordance with clause 10.1(iii) above.

10.2. Binding Signature: The Company will be bound by the joint signature of any two directors or the sole signature of any persons to whom such signatory power shall be delegated by the Board of Directors, but within the limits of such power.

Art. 11: Audit Committee.

In case the shares of the Company are listed on one or more regulated markets, the Board of Directors shall constitute and determine the responsibilities, powers and authority of an Audit Committee composed of at least three members selected from among the Directors, of which at least two shall qualify as Independent Directors. The members of the Audit Committee will not be eligible to participate in any incentive compensation plan for employees of the Company or any of its subsidiaries. The Board of Directors shall appoint one of the members of the Audit Committee as the chairperson of the Audit Committee.

The Audit Committee shall (a) assist the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, including periodically reporting to the Board of Directors on its activity and the adequacy of the Company’s systems of internal controls over financial reporting; (b) make recommendations for the appointment, compensation, retention and oversight of, and consider the independence of, the Company’s external auditors; (c) review Material Transactions between the Company or its subsidiaries with Related Parties (other than transactions that were reviewed and approved by the independent members of the board of directors or other governing body of any subsidiary of the Company or through any other procedures as the Board of Directors may deem substantially equivalent to the foregoing) to determine whether their terms are consistent with market conditions or are otherwise fair to the Company and its subsidiaries; and (d) perform such other duties imposed to it by the applicable laws and regulations of the regulated market or markets on which the shares of the Company are listed, as well as any other duties entrusted to it by the Board of Directors.

The Board of Directors shall allocate to the Audit Committee the necessary resources and authority to fulfil its functions.

Art. 12. Directors’ Compensation.

The compensation of the Board of Directors will be decided by the General Shareholders’ Meeting.

The Company shall, to the full extent permitted by Luxembourg law, indemnify any director or officer, as well as any former director or officer, against all costs, charges and expenses, reasonably incurred by him in connection with the defense or settlement of any civil, criminal or administrative action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company, if (a) he acted honestly and in good faith, and (b) in the case of criminal or administrative proceedings, he had reasonable grounds to believe that his conduct was lawful. Notwithstanding the foregoing, the current or former director or officer will not be entitled to indemnification in case of an action, suit or proceeding brought against him or her by the Company or in case he or she shall be finally adjudged in an action, suit or proceeding to be liable for gross negligence, willful misconduct, fraud, dishonesty or any other criminal offence. Furthermore, in case of settlement, the current or former director or officer will only be entitled to indemnification hereunder, if he or she settles such action, suit or proceeding in good faith and with the prior written approval of the Company (which shall not be unreasonably withheld). Notice of the intention of settlement of such action, suit or proceeding shall be given to the Company at least ten (10) business days prior to such proposed settlement.

Art. 13. Independent Auditors.

The Company’s annual accounts shall be audited by one or more independent auditors, appointed by the General Shareholders’ Meeting at the Board of Directors’ recommendation or, if the shares of the Company are listed on a regulated market, at the Audit Committee’s recommendation, among the members of the Institute of Independent Auditors (Institut des réviseurs d’entreprises). The General Shareholders’ Meeting shall determine the number of independent auditors and the term of their office, which shall not exceed one (1) year. They may be reappointed and dismissed at any time by the General Shareholders’ Meeting at the Board of Directors’ recommendation or, if the shares of the Company are listed on a regulated market, at the Audit Committee’s recommendation.

As a result of the preceding and by application of article 69 of the Law of 19 December 2002 on Commercial Register and Accountancy, the office of the statutory auditor (commissaire) is eliminated.

Title IV. - General Shareholders’ Meetings

Art. 14. Powers.

The General Shareholders’ Meeting, duly constituted, represents all of the shareholders and has the broadest powers to carry out or ratify acts of concern to the Company.

Art. 15. Date and Place.

The annual General Shareholders’ Meeting shall meet each year ipso jure in the city of Luxembourg at the place indicated in the notices of meeting on the first Wednesday of June at 14:30 hours. If such day falls on a legal or banking holiday in Luxembourg, the General Shareholders’ Meeting shall be held on the first business day thereafter.

The General Shareholders’ Meetings, including the annual General Shareholders’ Meeting, may be held in a foreign country whenever there occur circumstances of force majeure as determined by the Board of Directors in its discretion. In such event, the terms and conditions necessary to provide proper deliberations and publications will continue to be those provided for by the laws of Luxembourg.

Art. 16. Notices of Meeting.

The Board of Directors shall convene all General Shareholders’ Meetings.

The notices for any ordinary or extraordinary General Shareholders’ Meeting shall state the agenda, the hour and the place of the meeting and shall be made by notices published twice (2) at least at eight (8) days interval and the second notice not later than eight (8) days before the day of the meeting in the Mémorial C, Recueil des Sociétés et Associations (Luxembourg Official Gazette) and in a leading newspaper having general circulation in Luxembourg; provided, however, that in case the shares of the Company are listed on a regulated market, the notices shall, in addition, be made in accordance with the publicity requirements of such regulated market.

The Company need not sent any notices by registered or ordinary mail to its shareholders.

Notwithstanding the foregoing, no notice shall be required if all of the issued shares are represented at a General Shareholders’ Meeting and state that they have been informed of the agenda of the meeting.

Art. 17. Admission.

In case the shares of the Company are not listed in a regulated market, all shareholders recorded in the share register on the meeting date are entitled to be admitted in the General Shareholders’ Meeting; provided, however, that in case the shares of the Company are listed on a regulated market, any shareholder who holds one or more share(s) of the Company on the fifth (5th) calendar day preceding the General Shareholders’ Meeting (the “Record Date”) shall be admitted to the General Shareholders’ Meetings. Those shareholders who have sold their shares between the Record Date and the date of the General Shareholders’ Meeting, must not attend or be represented at such meeting. In case of breach of such prohibition, criminal sanctions may apply.

In case of shares held through fungible securities accounts, as described in Article 6 of these Articles of Association, each shareholder may exercise all rights attached to his share(s) and in particular may participate in and vote at the Shareholders’ Meeting of the Company, upon presentation of a certificate issued by the financial institution or professional depositary holding the shares, evidencing such deposit and certifying the number of shares recorded in the relevant account on the Record Date. Such certificate must be filed at least five (5) days before the meeting with the Company at its registered address or at the address stated in the convening notice or, in case the shares of the Company are listed on a regulated market, with an agent of the Company located in the country of the listing and designated in the convening notice. In the event that the shareholder votes by proxy, it shall file the required certificate and a completed proxy form within the same period of time at the registered office of the Company or with any local agent of the Company, duly authorized to receive such proxies.

The Board of Directors and the Shareholders’ Meeting may, if they deem so advisable, reduce these periods of time for all shareholders and admit all shareholders (or their proxies) who have filed the appropriate documents to the General Shareholders’ Meeting, irrespective of these time limits.

Any shareholder may be represented at a General Shareholders’ Meeting by appointing as his or her proxy another person, who need not be a shareholder.

Art. 18. Procedure.

General Shareholders’ Meetings will be presided over by the chairperson pro tempore appointed by the General Shareholders’ Meeting. The General Shareholders’ Meeting will appoint a scrutineer who shall keep the attendance list.

The bureau of the General Shareholders’ Meeting so constituted shall designate the secretary.

Irrespective of the agenda, the Board of Directors may adjourn any ordinary or extraordinary General Shareholders’ Meeting in accordance with the formalities and time limits stipulated for by law.

Art. 19. Vote and Minutes.

No attendance quorum is required at ordinary General Shareholders’ Meetings and the resolutions at such meetings will be passed by a simple majority vote of the shares present or represented and voted.

Extraordinary General Shareholders’ Meetings may only validly deliberate when at least half of the share capital is present or represented (subject to the provisions hereafter) and may only validly adopt resolutions with a two-thirds majority of votes of the shares present or represented. Resolutions on the following matters may only be adopted at extraordinary General Shareholders’ Meetings: (a) amendment to these Articles of Association; (b) dissolution and liquidation of the Company; (c) setting of the authorized share capital and granting of authorization to the Board of Directors to increase the Company’s share capital within the limits of the authorization; (d) decrease of the Company’s share capital; and (e) sale of all or substantially all of the Company’s assets.

The following matters shall require a unanimous resolution of all the shareholders of the Company: (a) change of the nationality of the Company; and (b) increase of shareholders’ commitments.

If the required quorum is not met at an extraordinary General Shareholders’ Meeting, a second meeting may be convened by means of notices published twice, at fifteen (15) days interval and the second notice not later than fifteen (15) days before the meeting day of in the Mémorial, Recueil des Sociétés et Associations and two newspapers in Luxembourg; provided, however, that in case the shares of the Company are listed on a regulated market, the notices shall in addition be made in accordance with the publicity requirements of such regulated market. The second meeting shall validly deliberate regardless of the quorum present or represented. Resolutions, in order to be adopted, must be approved by a majority of at least two-thirds of the votes of the shares present or represented.

The members of the bureau of the General Shareholders’ Meeting shall sign minutes thereof. The Secretary or any two (2) directors shall sign copies or excerpts of the minutes to be produced in court or elsewhere.

Title V. – Fiscal Year, Distribution of Profits

Art. 20. Fiscal Year.

The fiscal year will run from the first (1st) of January of each year until the thirty-first (31st) of December of the same year.

Each year the Company’s management will cause an inventory to be drawn up with current and fixed assets, together with all debts and liabilities of the Company, accompanied by an annex containing a summary of all corporate commitments and all debts of the directors towards the Company.

The management will prepare the balance sheet, the profit and loss statement, and the notes to the accounts, and remit those documents to the auditors within the time limits prescribed by law.

During the fifteen- (15-) day period prior to the General Shareholders’ Meeting, the shareholders may inspect the annual accounts and the auditor(s)’ report at the Company’s registered office.

Art. 21. Distribution of profits.

The surplus after deduction of charges and amortizations represents the Company’s net profit. Out of each fiscal year’s net profits, 5% (five per cent) shall be deducted and placed into a legal reserve account, until such reserve shall have reached an amount equal to 10% (ten per cent) of the Company’s issued share capital. After such deduction is made (to the extent compulsory) the net profits shall be at the disposal of the General Shareholders’ Meeting for free allocation.

The Board of Directors may declare interim dividends in accordance with applicable law.

Dividends declared by the General Shareholders’ Meeting, as well as dividend installments for the current fiscal year declared by the Board of Directors in accordance with applicable law, shall be paid at the time and location determined by the Board of Directors.

The payment of the dividends to a depositary having as principal activity the operation of a settlement system in relation to transactions on securities, dividends, interest, matured capital or other matured monies of securities or of other financial instruments being handled through the system of such depositary, discharges the Company. Such depositary shall distribute these funds to his depositors according to the amount of securities or other financial instruments recorded in their name.

Available reserves and share premium may be distributed either by way of dividends or interim dividends.

Title VI - Appraisal rights

Art. 22. Appraisal rights.

22.1 In case the shares of the Company are listed on one or more regulated markets, dissenting or absent shareholders shall have, subject to applicable laws and regulations, the right to have their shares repurchased by the Company at (a) the average market value of the shares over the ninety (90) calendar days preceding the General Shareholders’ Meeting, or (b) in the event that the shares of the Company are not traded in any regulated market, the amount that results from applying the proportion of the Company’s equity that the shares being sold represent over of the Company’s net worth as determined in the last consolidated financial statements of the Company approved by the General Shareholders’ Meeting or in the last interim consolidated financial statements of the Company approved by the Board of Directors, whichever is more recent, whenever the General Shareholders’ Meeting approves any of the following: (i) the delisting of the Company’s shares from all regulated markets where the Company’s shares are listed at that time, excluding a delisting made pursuant to an offer made by a business entity subject to common Control with the Company to all of the shareholders of the Company, whereby such business entity offers to issue, in exchange for the shares of the

Company, shares to be listed on the same regulated market/s on which the shares of the Company are listed; (ii) a merger in which the Company is not the surviving entity (unless the shares or other equity securities of such entity are listed in the New York or London stock exchanges); (iii) a sale, lease, exchange or other disposition of all or substantially all of the assets of the Company; (iv) an amendment to these Articles of Association that has the effect of materially changing the Company’s corporate purpose; (v) the relocation of the Company’s domicile outside of the Grand Duchy of Luxembourg; or (vi) amendments to these Articles of Association that restrict the rights of the shareholders (except that this does not include any amendments in relation with, or to, the authorized share capital and/or the waiver or suppression of any preferential subscription rights relating thereto). Dissenting or absent shareholders must present their claim within one (1) month following the date of such General Shareholders’ Meeting and supply the Company with evidence of their shareholding at the date of the General Shareholders’ Meeting. Shareholders who voted in favor of the relevant resolution are not entitled to the right provided in this Article. The Company must (to the extent permitted by applicable laws and regulations and in compliance therewith) repurchase its shares within six (6) months following the date of the General Shareholders’ Meeting.

22.2 In case the General Shareholders’ Meeting approves the delisting from one or more, but not all, of the regulated markets where the Company’s shares are listed, only dissenting or absent shareholders with shares held through participants in the local clearing system for that market or markets may exercise the appraisal rights contemplated in this Article 22 if (i) they held the shares as of the date of the Company’s announcement of its intention to de-list or as of the date of publication of the first convening notice for the General Shareholders’ Meeting that approved the de-listing, (ii) they present their claim within one month following the date of such General Shareholders’ Meeting and supply evidence of their shareholding as of the date of the Company’s announcement or the publication of the first convening notice to the meeting; and (iii) the delisting is not being made pursuant to an offer made by a business entity subject to common Control with the Company to all of the shareholders of the Company, whereby such business entity offers to issue, in exchange for the Company’s shares, shares to be listed on the same regulated market/s on which such dissenting or absent shareholders hold their shares through participants in the local clearing system for that market or markets.

22.3 Article 49-3(1)(d) of the Luxembourg law governing commercial companies shall apply in case the shareholders exercise their appraisal right.

Title VII. – Dissolution, Liquidation

Art. 23. Dissolution.

The Board of Directors may, at any time, propose to the extraordinary General Shareholders’ Meeting the dissolution of the Company.

Art. 24. Liquidation.

Upon the dissolution of the Company, the liquidation shall be carried out by one or more liquidators, natural persons or legal entities,

appointed by the General Shareholders’ Meeting, which shall determine their powers and their remuneration In the absence of appointment of liquidators, the Board of Directors then in office will be endowed with the powers provided by articles 144 et seq. of the Luxembourg Company law of 10th August, 1915, as amended.

Once all debts, charges and liquidation expenses have been satisfied, any balance resulting shall be paid to the Company’s shareholders.

Title VIII. – General Previsions

Art. 25. Defined Terms.

In these Articles of Association:

A) the term “Independent Director” shall mean a director who:

(i) is not employed, and has not been employed within the five years immediately prior to the ordinary General Shareholders Meeting at which the candidates to the Board of Directors will be voted upon, by the Company or any of its subsidiaries in an executive capacity;

(ii) does not receive consulting, advisory or other compensatory fees from the Company or any of its subsidiaries (other than fees received as member of the Board of Directors or any committee thereof and fees received as member of the board of directors or other governing body, or any committee thereof, of any of the Company’s subsidiaries);

(iii) does not Control the Company;

(iv) has not (and does not Control a business entity that has) a material business relationship with the Company, any of its subsidiaries, or the person that directly or indirectly Controls the Company, if such material business relationship would be reasonably expected to adversely affect the director’s ability to properly discharge its duties;

(v) does not Control, and is not, and has not been within the five-year period immediately prior to the ordinary shareholders’ meeting at which the candidates to the Board of Directors will be voted upon, employed by, a (present or former) internal or external auditor of the Company, any of its subsidiaries or the person that directly or indirectly Controls the Company; and

(vi) is not a spouse, parent, sibling or relative up to the third degree of, and does not share a home with, any person above described from (i) to (iv).

B) the term “Affiliate” shall mean, in relation to a person or entity, a person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such person or entity. The term “Affiliated with” has a meaning correlative to the foregoing.

C) the term “Control” shall mean, in relation to a person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise.

D) the term “Material Transaction” shall mean (i) any transaction (x) with an individual value equal to or greater than ten million United States Dollars (USD 10,000,000); (y) with an individual value lower than ten million United States Dollars (USD 10,000,000), when the aggregate sum of any series of transactions of such lower value reflected in the financial statements of the four fiscal quarters of the Company preceding the date of determination (excluding any transactions that were reviewed and approved by any of the Audit Committee, the Board of Directors or the independent members of the board of directors or other governing body of any subsidiary of the Company, or through any other procedures as the Board of Directors may deem substantially equivalent to the foregoing), exceeds 1.5% of the Company’s consolidated net sales made in the fiscal year preceding the year on which the determination is made; or (ii) any corporate reorganization transaction (including a merger, a spin-off or a bulk transfer of a business) involving the Company or any of its subsidiaries for the benefit of, or involving, a Related Party.

E) the term “Related Party” shall mean, in relation to the Company or its direct or indirect subsidiaries, any of the following persons: (i) a member of the Board of Directors or of the board of directors or other governing body of any of the Company’s subsidiaries; (ii) any member of the board of directors or other governing body of an entity that Controls the Company; (iii) any Affiliate of the Company (other than the Company’s subsidiaries); (iv) any entity Controlled by any member of the Board of Directors, or of the board of directors or other governing body of any subsidiary of the Company; and (v) any spouses, parents, siblings or relatives up to the third degree of, and any persons that share a home with, any person referred to in (i) or (ii).

F) the term “USD” shall mean the legal currency of the United States of America.

Art. 26. Applicable law.

All matters not governed by these Articles of Association shall be governed by the laws and regulations of the Grand Duchy of Luxembourg.